Exhibit 99.3

Unaudited reclassified summary segment financial information for Clearwater paper

The following unadjusted reclassified summary segment financial information is provided to reflect the realignment of Clearwater Paper’s baled pulp sales to record inter-segment sales at market price and the realignment of outside pulp sales to the producing segment effective during the first quarter of 2021. Clearwater Paper did not review results in this method for any of these prior periods and will begin to report comparative results under the new method effective with the filing of its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021.This summary segment financial information is unaudited and subject to adjustment in future public filings.
Reporting segment data on a quarterly basis for the years ended December 31, 2020 and 2019 and on the annual basis for the years ended December 31, 2020, 2019 and 2018 presented in the tables below:

	2020				2019
(In millions)	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Segment net sales:
Consumer Products	$262.5	$271.3	$245.9	$238.9	$223.1	$222.8	$227.9	$228.7
Pulp and Paperboard	223.1	216.5	217.2	220.4	212.1	235.4	223.6	214.3
Eliminations	(7.8)	(7.2)	(5.6)	(6.4)	(6.4)	(6.1)	(6.2)	(7.6)
Total segment net sales	$477.9	$480.6	$457.4	$452.9	$428.8	$452.0	$445.2	$435.5

Operating income (loss):
Consumer Products	$14.6	$36.8	$31.5	$27.6	$1.3	$(5.0)	$(4.3)	$2.1
Pulp and Paperboard	26.2	32.0	32.6	33.7	29.4	33.4	17.0	34.8
Corporate	(13.4)	(17.6)	(14.6)	(17.3)	(16.6)	(12.7)	(13.2)	(14.5)
Other operating charges, net	(8.6)	(3.0)	(0.3)	(2.1)	0.3	(0.4)	(1.9)	(4.3)
Income (loss) from operations	$18.8	$48.2	$49.2	$41.9	$14.4	$15.3	$(2.4)	$18.1

EBITDA
Consumer Products	$31.9	$53.9	$48.5	$44.7	$16.0	$12.4	$14.7	$20.7
Pulp and Paperboard	35.5	41.2	41.8	42.8	38.9	42.9	28.2	44.0
Corporate	(12.0)	(16.2)	(13.1)	(16.0)	(15.0)	(11.1)	(11.4)	(13.0)
Adjusted EBITDA	$55.4	$78.9	$77.2	$71.6	$39.9	$44.2	$31.5	$51.7

EBITDA Margin
Consumer Products	12%	20%	20%	19%	7%	6%	6%	9%
Pulp and Paperboard	16%	19%	19%	19%	18%	18%	13%	21%
Overall	12%	16%	17%	16%	9%	10%	7%	12%

Revenue disclosure:
Retail Tissue	$248.0	$260.4	$238.6	$228.7	$204.6	$210.5	$215.3	$215.2
Non-retail Tissue	13.9	10.2	6.9	10.1	18.5	12.3	12.4	13.3
Paperboard	210.7	203.6	207.4	206.7	202.5	225.7	215.0	203.6
Pulp	10.9	11.1	8.1	11.1	6.7	7.7	6.9	9.4
Other	2.1	2.5	2.1	2.6	2.9	2.0	1.9	1.5
Eliminations	(7.8)	(7.2)	(5.6)	(6.4)	(6.4)	(6.1)	(6.2)	(7.6)
	$477.9	$480.6	$457.4	$452.9	$428.8	$452.0	$445.2	$435.5

	Year ended December 31
(In millions)	2020	2019	2018
Segment net sales:
Consumer Products	$1,018.5	$902.5	$882.6
Pulp and Paperboard	877.1	885.4	862.6
Eliminations	(27.0)	(26.3)	(21.1)
Total segment net sales	$1,868.6	$1,761.5	$1,724.2

Operating income (loss):
Consumer Products	$110.6	$(5.9)	$(0.3)
Pulp and Paperboard	124.5	114.6	131.5
Corporate	(62.9)	(57.0)	(51.5)
Goodwill impairment	—	—	(195.1)
Other operating charges, net	(14.0)	(6.3)	17.5
Income (loss) from operations	$158.1	$45.4	$(97.9)

EBITDA
Consumer Products	$179.1	$63.8	$57.5
Pulp and Paperboard	161.3	154.0	169.3
Corporate	(57.2)	(50.5)	(45.2)
Adjusted EBITDA	$283.2	$167.3	$181.6

EBITDA Margin
Consumer Products	18%	7%	7%
Pulp and Paperboard	18%	17%	20%
Overall	15%	9%	11%

Revenue disclosure:
Retail Tissue	$975.7	$845.6	$794.4
Non-retail Tissue	41.1	56.5	88.2
Paperboard	828.3	848.4	835.5
Pulp	41.2	30.7	23.2
Other	9.2	6.7	3.9
Eliminations	(26.7)	(26.3)	(21.1)
	$1,868.6	$1,761.5	$1,724.2